Exhibit 99.1

Avanir Pharmaceuticals Announces Positive Phase II Trial Results for AVP-923 in Treatment of Agitation in Patients with Alzheimer’s Disease

— Significantly Improved Agitation in 220-Patient 10-week Study—

— Company Plans to Meet with FDA to Discuss Initiation of Pivotal Development Program —

— Data to be Presented at the American Neurological Association Meeting in October —

ALISO VIEJO, Calif., September 15, 2014 – Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today announced positive results from its phase II clinical trial evaluating the safety and efficacy of AVP-923 for the treatment of agitation in patients with Alzheimer’s disease. Treatment with AVP-923 was associated with significantly reduced agitation as measured by the primary endpoint, the agitation/aggression domain score of the neuropsychiatric inventory (NPI) compared to placebo (p=0.00008). The reduction in agitation was observed in both stage 1 (p=0.0002) and stage 2 (p=0.021) of the Sequential Parallel Comparison study design.

In addition, improvements were also seen in a majority of the secondary endpoints including the NPI total score (p=0.014), clinical global impression of change-agitation (p=0.0003), patient global impression of change (p=0.001) and measures of caregiver burden (p≤0.05).

“This is an exciting advancement in Alzheimer’s disease research,” said Jeffrey Cummings, MD, director of the Cleveland Clinic Lou Ruvo Center for Brain Health and chair of the study steering committee. “Dementia-related neuropsychiatric symptoms such as agitation are extremely distressing to patients and their families.”

“A potential new treatment option that could alleviate agitation or aggression as a result of Alzheimer’s disease would have a significant impact on the daily life of these patients and of their caregivers,” added Constantine Lyketsos, MD, director of the Johns Hopkins Memory and Alzheimer’s Treatment Center and also a member of the study steering committee.

“With no FDA approved drugs for the treatment of agitation in Alzheimer’s disease, we believe these results represent a breakthrough for patients,” said Joao Siffert, MD, chief medical officer at Avanir. “We are extremely excited with the prospect of bringing a potential treatment that can provide clinically meaningful relief to these patients and reduce caregiver burden. These study results represent the second neuropsychiatric disorder where AVP-923 has shown benefit and lends support for further advancement of our research programs into related disorders.”

Data from this phase II study will be presented at the American Neurological Association’s (ANA) 2014 Annual Meeting in Baltimore, MD, October, 12-14, 2014.

Based on these results Avanir plans to request a meeting with both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) with the intention of discussing advancement of its dextromethorphan programs into pivotal studies for the treatment of agitation in patients with Alzheimer’s disease.

AVP-923 was found to be generally well-tolerated in this phase II study. The most common adverse reactions were falls, diarrhea, and urinary tract infection occurring in less than 10 percent of patients. There was a low patient discontinuation rate and there were no serious adverse events that were deemed treatment related by the investigators. AVP-923 is known to have certain risks (see ‘About AVP-923’ section below).

About the Study Design

The objectives of this phase II study were to evaluate the safety, tolerability, and efficacy of AVP-923 for the treatment of agitation in Alzheimer’s patients. The trial was a 10-week, multicenter, randomized, double-blind, placebo-controlled study utilizing a SPCD design intended to reduce placebo response rates. Enrollment was completed with 220 Alzheimer’s patients in the United States. Eligible patients were initially randomized 3:4 to receive either AVP-923 (dose escalated from DM 20mg/ Q 10mg to DM 30mg/ Q 10mg) or placebo. At the end of week 5, patients who initially received placebo were stratified according to their response to treatment and subsequently re-randomized 1:1 to receive either AVP-923 or placebo for the remainder of the study (an additional 5 weeks of treatment). Patients who initially received AVP-923 continued to receive AVP-923 DM 30mg/ Q 10mg for the remainder of the study. The main efficacy measure is the agitation/aggression subscale of the Neuropsychiatric Inventory or NPI. The primary endpoint follows a standard analysis of SPCD by combining the change from baseline to week 5 (stage 1: full analysis population) and change from week 5 to week 10 (stage 2) on the NPI agitation/aggression domain (patients who were considered “non-responders” to placebo during the initial 5 weeks). Secondary outcome measures include global assessments of disease severity, other neuropsychiatric symptoms, cognition, activities of daily living, quality of life and caregiver strain. Standard safety assessments will also be conducted.

About Agitation in Alzheimer’s Disease

An estimated six million Americans have Alzheimer’s disease, a number that has doubled since 1980 and is expected to be as high as 16 million by 2050. Alzheimer’s disease is generally characterized by cognitive decline, impaired performance of daily activities, and behavioral disturbances. Behavioral and psychiatric symptoms develop in as many as 60% of community-dwelling dementia patients and in more than 80% of patients with dementia living in nursing homes; as the disease progresses the risk of such complications approaches 100%. Dementia-related behavioral symptoms, including agitation, can be extremely distressing to the individual, the family, and caregivers. These behavioral disturbances have been associated with more rapid cognitive decline, institutionalization, and increased caregiver burden.

About AVP-923

AVP-923 is a combination of two well-characterized compounds, the active CNS ingredient dextromethorphan hydrobromide (an uncompetitive NMDA receptor antagonist, sigma-1 receptor agonist and inhibitor of the serotonin transporter (SERT) and norepinephrine (NET) transporter) plus low-dose quinidine sulfate (a CYP2D6 enzyme inhibitor), which serves to increase the bioavailability of dextromethorphan. AVP-923 is an investigational drug not approved by the FDA. AVP-923 is known to have certain cardiovascular risks and drug-drug interactions. Patients with history of certain cardiovascular risks and on certain drugs were excluded from the study.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

AVANIR® is a trademark or registered trademark of Avanir Pharmaceuticals, Inc. in the United States and other countries.

©2014 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with delays in the release of study results, whether preclinical and clinical results for AVP-923 or other dextromethorphan drug products will be predictive of future clinical study results, whether regulatory agencies domestically and internationally will discuss advancement of one or more programs into pivotal studies, whether study data will be accepted for presentation and/or publication and whether a drug candidate can ultimately be successfully developed for commercialization, whether future clinical trials will be completed on time or at all, potential changes in cost, formulation, scope and duration of the clinical studies, obtaining additional indications for commercially marketed products domestically and internationally, obtaining and maintaining regulatory approvals domestically and internationally, whether new drugs can be successfully commercialized, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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ir@avanir.com

+1 (949) 389-6700

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SOURCE Avanir Pharmaceuticals, Inc.